Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Amedica Corporation

Salt Lake City, Utah

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 29, 2018, relating to the consolidated financial statements of Amedica Corporation, and subsidiary (collectively, the Company), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2017. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Tanner LLC

Salt Lake City, Utah

May 4 , 2018